Exhibit 99

NEWS

Ford Earns Record Third Quarter 2012 Pre-Tax Operating Profit of $2.2 Billion, Net Income of $1.6 Billion+

●	Best-ever third quarter total company and Automotive pre-tax profit, driven by record North American results; positive Automotive operating-related cash flow; strong liquidity of $34.4 billion

●	Third quarter pre-tax profit of $2.2 billion, or 40 cents per share, an increase of $200 million from third quarter 2011. Ford has now posted a pre-tax profit for 13 consecutive quarters

●	Third quarter net income, including favorable special items of $83 million, was $1.6 billion, or 41 cents per share, both about the same as third quarter 2011

●	Total Automotive pre-tax profit was $1.8 billion, an increase of $436 million from third quarter 2011

●
Ford North America achieved its highest quarterly profit and operating margin since at least 2000 when the company started reflecting the region as a separate business unit, with third quarter pre-tax profit of  $2.3 billion and a 12 percent operating margin

●	Ford Credit reported a pre-tax profit of $393 million, a decrease of $188 million from third quarter 2011, in line with expectations

●	Announced comprehensive transformation plan to restore profitability in Europe by mid-decade

●	For the full year, Ford continues to project strong total company pre-tax profit and positive Automotive operating-related cash flow

Financial Results Summary+	Third Quarter			First Nine Months
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011

Wholesales (000)	1,346	1,329	(17)	4,268	4,134	(134)
Revenue (Bils.)	$33.1	$32.1	$(1.0)	$101.7	$97.8	$(3.9)

Operating results
Pre-tax results (Mils.)	$1,944	$2,163	$219	$7,659	$6,285	$(1,374)
After-tax results (Mils.)++	1,362	1,574	212	5,322	4,355	(967)
Earnings per share++	0.34	0.40	0.06	1.30	1.09	(0.21)

Special items pre-tax (Mils.)	$(98)	$83	$181	$(431)	$(406)	$25

Net income / (loss) attributable to Ford
After-tax results (Mils.)	$1,649	$1,631	$(18)	$6,598	$4,067	$(2,531)
Earnings per share	0.41	0.41	-	1.62	1.02	(0.60)

Automotive
Operating-related cash flow (Bils.)	$0.4	$0.7	$0.3	$4.9	$2.4	$(2.5)

Gross cash (Bils.)	$20.8	$24.1	$3.3	$20.8	$24.1	$3.3
Debt (Bils.)	(12.7)	(14.2)	(1.5)	(12.7)	(14.2)	(1.5)
Net cash (Bils.)	$8.1	$9.9	$1.8	$8.1	$9.9	$1.8

See end notes on page 6.

DEARBORN, Mich., Oct. 30, 2012 – Record profit and operating margin in North America and continued solid performance from Ford Credit drove the best-ever third quarter profit for Ford Motor Company [NYSE: F] as it reports quarterly results today.

The company reported a pre-tax profit of $2.2 billion, or 40 cents per share, and net income of $1.6 billion, or 41 cents per share. The company also continued to generate positive Automotive operating-related cash flow, and ended the period with a strong liquidity position of $34.4 billion, an increase of $500 million from the second quarter.

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“The Ford team delivered a best-ever third quarter, driven by record results in North America and the continued strength of Ford Credit,” said Alan Mulally, Ford president and CEO. “While we are facing near-term challenges in Europe, we are fully committed to transforming our business in Europe by moving decisively to match production to demand, improve revenue through new products and a stronger brand, improve our cost efficiencies and take advantage of opportunities to profitably grow our business.”

Automotive operating-related cash flow was $700 million, the 10th consecutive quarter of positive performance. Ford finished the third quarter with Automotive gross cash of $24.1 billion, exceeding debt by $9.9 billion. This is a net cash improvement of $1.8 billion compared to a year ago, and an increase of $400 million from the second quarter. Automotive debt of $14.2 billion at the end of the third quarter was unchanged from the end of the second quarter. Ford completed its last drawdown of low-cost loans for advanced technologies in August, and began repayment in September.

Ford also made payments of $600 million to its worldwide funded pension plans. This included $500 million in discretionary payments to U.S. funded plans in line with the company’s previously disclosed long-term strategy to de-risk its funded pension plans. Dividends paid in the quarter totaled nearly $200 million.

AUTOMOTIVE SECTOR

	Third Quarter				First Nine Months
	2011	2012	B/(W) 2011		2011	2012	B/(W) 2011
Wholesales (000)	1,346	1,329	(17)		4,268	4,134	(134)
Revenue (Bils.)	$31.1	$30.2	$(0.9)		$95.6	$92.1	$(3.5)
Pre-tax results (Mils.)	$1,339	$1,775	$436		$5,746	$4,994	$(752)
Operating Margin (Pct.)	4.8%	6.3%	1.5	pts.	6.5%	5.9%	(0.6)	pts.

The increase in total Automotive pre-tax profit and operating margin is more than explained by the record quarter in North America. This was driven primarily by higher net pricing and lower contribution costs, offset partially by higher structural costs and unfavorable exchange. Lower contribution costs reflect primarily favorable commodity hedge effects.

Ford North America

	Third Quarter				First Nine Months
	2011	2012	B/(W) 2011		2011	2012	B/(W) 2011
Wholesales (000)	642	659	17		1,993	2,029	36
Revenue (Bils.)	$18.0	$19.5	$1.5		$55.4	$57.8	$2.4
Pre-tax results (Mils.)	$1,550	$2,328	$778		$5,302	$6,471	$1,169
Operating Margin (Pct.)	8.6%	12.0%	3.4	pts.	9.6%	11.2%	1.6	pts.

For the third straight quarter, Ford North America pre-tax profit exceeded $2 billion, and its operating margin exceeded 10 percent. The improvement compared with third quarter 2011 reflected favorable volume and mix, higher net pricing and lower contribution costs, mainly favorable commodity hedging effects; higher structural costs and unfavorable exchange were partial offsets. Ford North America’s pre-tax profit through the first nine months of 2012 exceeded its 2011 full year profit.

The company’s outlook for North America for full year 2012 remains unchanged. Ford expects significantly higher pre-tax operating profit and margin compared with 2011, as consumers continue to respond to the company’s strong product line-up. Ford also remains committed to maintaining its competitive cost structure as it grows its business in North America.

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During the quarter, the company added a shift to its Louisville Assembly Plant, where it builds the all-new Escape. This was the last major action in the company’s plan to add 400,000 units of annual incremental capacity by the end of the year.

Ford South America

	Third Quarter				First Nine Months
	2011	2012	B/(W) 2011		2011	2012	B/(W) 2011
Wholesales (000)	133	117	(16)		382	354	(28)
Revenue (Bils.)	$3.0	$2.3	$(0.7)		$8.2	$7.0	$(1.2)
Pre-tax results (Mils.)	$276	$9	$(267)		$753	$68	$(685)
Operating Margin (Pct.)	9.3%	0.4%	(8.9)	pts.	9.2%	1.0%	(8.2)	pts.

Pre-tax profit and operating margin, while slightly positive, declined substantially compared with a year ago primarily due to unfavorable exchange – mainly a weaker Brazilian real – unfavorable volume and mix, and higher costs. Volume was affected in the quarter by the launch ramp-up of new products and production reductions in Venezuela related to currency restrictions. Although net pricing was higher, it was constrained compared to prior years by a more intense competitive environment.

Ford continues to expect Ford South America to be profitable for the full year, but at a level substantially lower than 2011, consistent with prior guidance.

Ford Europe

	Third Quarter						First Nine Months
	2011		2012		B/(W) 2011		2011	2012		B/(W) 2011
Wholesales (000)	357		295		(62)		1,211	1,026		(185)
Revenue (Bils.)	$7.8		$5.8		$(2.0)		$25.5	$20.1		$(5.4)
Pre-tax results (Mils.)	$(306)		$(468)		$(162)		$163	$(1,021)		$(1,184)
Operating Margin (Pct.)	(3.9	) %	(8.0	) %	(4.1)	pts.	0.6%	(5.1	) %	(5.7)	pts.

Ford Europe’s results compared with a year ago largely reflected unfavorable market factors, including the lowest level of industry sales in almost 20 years. The decline is more than explained by lower volume, including lower industry, lower share and unfavorable dealer stock changes; lower costs and favorable exchange were partial offsets.

With industry sales for the 19 markets the company reports having dropped by 20 percent in the past five years and only modest improvement expected by mid-decade, the company reported that it believes the changes in the European business environment to be structural, rather than cyclical, in nature. Against this backdrop, Ford last week announced a series of actions to accelerate its European transformation and restore its European operations to profitability by mid-decade, targeting a long-term operating margin for Ford Europe of 6 to 8 percent.

The strategy under the One Ford plan focuses on all parts of the business – product, brand and cost. The approach includes an aggressive new product rollout of 15 new global vehicles within five years, along with the introduction of a broad array of smart technologies. The company also announced new initiatives to continue strengthening the Ford brand, including strategic destocking of dealer inventories in the fourth quarter of 2012.

Finally, Ford announced a plan to close three facilities and relocate products for a more efficient manufacturing footprint, including leveraging One Ford operations outside of Europe for some of its new products. The planned facility actions would reduce Ford Europe’s installed vehicle assembly capacity, excluding Russia, by 18% or 355,000 units, affect 13% of its workforce, and yield gross cost savings annually of $450 million to $500 million when completed. Some actions are subject to an information and consultation process with employee representatives in Belgium.

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Ford reiterates its Oct. 25 guidance that, as a result of the deteriorating environment in Europe, as well as elements of its transformation plan, the company now expects Ford Europe’s pre-tax loss for full year 2012 to exceed $1.5 billion.

Ford Asia Pacific Africa

	Third Quarter					First Nine Months
	2011		2012	B/(W) 2011		2011		2012		B/(W) 2011
Wholesales (000)	214		258	44		682		725		43
Revenue (Bils.)	$2.3		$2.6	$0.3		$6.5		$7.2		$0.7
Pre-tax results (Mils.)	$(43)		$45	$88		$(9)		$(116)		$(107)
Operating Margin (Pct.)	(1.8	) %	1.7%	3.5	pts.	(0.1	) %	(1.6	) %	(1.5)	pts.

Ford Asia Pacific Africa and Ford China set market-share records in the third quarter as the company began to benefit from increased capacity and strong sales of the recently launched Focus in China and Ranger pickup in the region.

The third quarter profit improvement was explained by favorable volume and mix, higher net pricing and favorable exchange, offset partially by higher costs associated with new products and investments to support higher volumes and future growth.

For the full year, Ford expects Asia Pacific Africa results to be a loss, roughly in line with 2011.

Other Automotive

In the third quarter of 2012, Other Automotive reported a loss of $139 million, about unchanged from a year ago. The loss mainly reflects net interest expense. For the full year, Ford expects net interest expense to be about $500 million, consistent with the low end of prior guidance.

FINANCIAL SERVICES SECTOR

	Third Quarter			First Nine Months
	2011	2012	B/(W) 2011	2011	2012	B/(W) 2011
Revenue (Bils.)	$2.0	$1.9	$(0.1)	$6.1	$5.7	$(0.4)
Ford Credit pre-tax results (Mils.)	$581	$393	$(188)	$1,898	$1,283	$(615)
Other Financial Services pre-tax results (Mils.)	24	(5)	(29)	15	8	(7)
Financial Services pre-tax results (Mils.)	$605	$388	$(217)	$1,913	$1,291	$(622)

Ford Motor Credit Company

The decrease in Ford Credit’s pre-tax results was in line with expectations and was more than explained by fewer lease terminations, which resulted in fewer vehicles sold at a gain, lower financing margin and the non-recurrence of credit loss reserve reductions.

Ford Credit now expects full year pre-tax profit of about $1.6 billion, and total distributions to its parent of about $600 million. Ford Credit continues to project managed receivables at year end to be in the range of $85 billion to $90 billion.

Ford Credit remains a strategic asset for Ford, delivering high levels of quality and customer satisfaction with operating efficiencies that are among the best.

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THIRD AND FOURTH QUARTER PRODUCTION VOLUMES

	2012*
	Third Quarter		Fourth Quarter
	Actual		Forecast
		O / (U)		O / (U)
	Units	2011	Units	2011
	(000)	(000)	(000)	(000)

North America	673	17	725	50

South America	104	(15)	120	20

Europe	319	(32)	340	(62)

Asia Pacific Africa	264	54	295	104

	1,360	24	1,480	112

*         Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates

In the third quarter, total company production was about 1.4 million units, 24,000 units higher than a year ago. This is 45,000 units below the company’s prior guidance, reflecting primarily parts supply issues on several products.

Ford expects total company fourth quarter production to be about 1.5 million units, up 112,000 from a year ago, reflecting higher volume in all regions except Europe. Lower production volumes in Europe reflect lower industry as well as Ford’s strategic decision to reduce dealer stocks to generate ongoing benefits for Ford, its customers and dealers.

Planned fourth quarter production is more than 100,000 units higher than third quarter, reflecting Ford’s seasonal operating pattern, as well as added capacity in North America and Asia Pacific Africa.

OUTLOOK 2012

Ford’s planning assumptions and key metrics include the following:

	First	Full Year	Full Year
	Nine Months	Plan	Outlook
Planning Assumptions
Industry Volume (SAAR)* -- U.S. (Mils.)	14.6	13.5 - 14.5	About 14.7
Industry Volume (SAAR)* -- Europe (Mils.)**	14.1	14.0 - 15.0	About 14.0

Operational Metrics
Compared with Prior Year:
Market Share -- U.S.	15.2%	About Equal (compared with 16.5%)	Lower
-- Europe**	8.0%	About Equal (compared with 8.3%)	Lower

Quality	Mixed	Improve	Mixed

Financial Metrics
Compared with Prior Year:
- Automotive Pre-Tax Operating Profit***	$5.0 Bils.	Higher (compared with $6.3 Bils.)	About Equal / Lower
- Ford Motor Credit Pre-Tax Operating Profit	$1.3 Bils.	Lower (compared with $2.4 Bils.)	On Track
- Total Company Pre-Tax Operating Profit***	$6.3 Bils.	About Equal (compared with $8.8 Bils.)	Lower
- Automotive Structural Costs Increase****	$1.1 Bils.	Less Than $2.0 Bils.	On Track
- Automotive Operating Margin***	5.9%	Improve (compared with 5.4%)	About Equal / Lower

Absolute Amount:
- Capital Spending (Bils.)	$3.6	$5.5 - $6.0	About $5

Expect Total Company Full Year Pre-Tax Operating Profit To Be Strong, But Lower Than 2011; Automotive Operating-Related Cash Flow To Be Positive

*	Includes medium and heavy trucks
**	The 19 markets we track
***	Excludes special items; Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
****	Structural cost changes are measured primarily at present-year exchange, and exclude special items and discontinued operations

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Going forward, Ford remains committed to all aspects of its One Ford plan, which is unchanged:

●	Aggressively restructure to operate profitably at the current demand and changing model mix
●	Accelerate the development of new products that customers want and value
●	Finance the plan and improve the balance sheet
●	Work together effectively as one team – leveraging Ford’s global assets

Overall this year, Ford expects its total company pre-tax operating profit to be strong and its Automotive operating-related cash flow to be positive – driven by outstanding results in North America and solid performance by Ford Credit.

“Our record quarterly profit and operating margin in North America, the acceleration of the transformation of our business in Europe that will return it to profitability by mid-decade, and the achievement of record quarterly Ford market share in both Asia Pacific Africa and in China all demonstrate that our One Ford plan is working,” said Bob Shanks, Ford chief financial officer. “We will continue to assess opportunities to strengthen our business and achieve profitable growth in all the regions in which we operate.”

The company continues to work toward its mid-decade guidance and remains confident in its plan and ability to deliver profitable growth.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Quarterly Report on Form 10-Q for the period ended September 30, 2012.  The following information applies to the information throughout this release:

●	Pre-tax operating results exclude special items unless otherwise noted.
●
See tables following the “Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables for reconciliation to GAAP of Automotive gross cash and operating-related cash flow.

●	Operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue.
●
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at present-year volume and mix.

●
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the Oct. 30, 2012 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++
Excludes special items and “Income/(Loss) attributable to non-controlling interests.”  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary third quarter 2012 financial results at 7 a.m. EDT today. The following briefings will be conducted after the announcement:

●
At 9 a.m. EDT, Alan Mulally, president and chief executive officer, Ford Motor Company, and Bob Shanks, executive vice president and chief financial officer, Ford Motor Company, will host a conference call for the investment community and news media to discuss 2012 third quarter financial results.

●
At 11 a.m. EDT, Neil Schloss, vice president and treasurer, Ford Motor Company, Michael Seneski, chief financial officer, Ford Motor Credit Company, and Stuart Rowley, vice president and controller, Ford Motor Company, will host a conference call for fixed income analysts and investors.

Listen-only presentations and supporting materials will be available at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information – Tuesday, Oct. 30
Earnings Call: 9 a.m. EDT
Toll Free: 866.318.8613
International: 617.399.5132
Earnings Passcode: Ford Earnings

Fixed Income: 11 a.m. EDT
Toll Free: 866.515.2907
International: 617.399.5121
Fixed Income Passcode: Ford Fixed Income

Replays – Available after 2 p.m. the day of the event through Tuesday, Nov. 6
www.shareholder.ford.com
Toll Free: 888.286.8010
International: 617.801.6888

Passcodes:
Earnings: 22215248
Fixed Income: 47066242

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 172,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

# # #

Contacts:	Media:	Equity Investment	Fixed Income	Shareholder
		Community:	Investment	Inquiries:
Community:
	Jay Cooney	Larry Heck	Molly Tripp	1.800.555.5259 or
	1.313.319.5477	1.313.594.0613	1.313.621.0881	1.313.845.8540
	jcoone17@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those stated, including, without limitation:

●	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events or other factors;
●	Decline in market share or failure to achieve growth;
●	Lower-than-anticipated market acceptance of new or existing products;
●	Market shift away from sales of larger, more profitable vehicles beyond our current planning assumption, particularly in the United States;
●	An increase in fuel prices, continued volatility of fuel prices or reduced availability of fuel;
●	Continued or increased price competition resulting from industry excess capacity, currency fluctuations or other factors;
●	Fluctuations in foreign currency exchange rates, commodity prices and interest rates;
●	Adverse effects on our operations resulting from economic, geopolitical or other events;
●
Economic distress of suppliers that may require us to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production constraints or disruptions;

●
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, information technology issues, production constraints or difficulties, or other factors);

●	Single-source supply of components or materials;
●	Labor or other constraints on our ability to maintain competitive cost structure;
●	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
●	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
●	Restriction on use of tax attributes from tax law “ownership change;”
●	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs;
●	Increased safety, emissions, fuel economy or other regulations resulting in higher costs, cash expenditures and/or sales restrictions;
●	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in our products, perceived environmental impacts or otherwise;
●
A change in our requirements where we have long-term supply arrangements committing us to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

●	Adverse effects on our results from a decrease in or cessation or clawback of government incentives related to investments;
●	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;
●	Cybersecurity risks to operational systems, security systems, or infrastructure owned by us or a third-party vendor, or at a supplier facility;
●	Failure of financial institutions to fulfill commitments under committed credit facilities;
●
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;

●	Higher-than-expected credit losses, lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
●	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and
●	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results. Ford’s forward-looking statements speak only as of the date of initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. For additional discussion of these risks, see “Item 1A. Risk Factors” of Ford’s Annual Report on Form 10-K for the year ended Dec. 31, 2011.

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CALCULATION OF EARNINGS PER SHARE

	2012 Third Quarter		2012 First Nine Months
		After-Tax		After-Tax
	Net Income	Oper. Results	Net Income	Oper. Results
	Attributable	Excl. Special	Attributable	Excl. Special
	to Ford	Items*	to Ford	Items*

After-Tax Results (Mils.)
After-tax results*	$1,631	$1,574	4,067	4,355
Effect of dilutive 2016 Convertible Notes**	12	12	33	33
Effect of dilutive 2036 Convertible Notes**	-	-	1	1
Diluted after-tax results	$1,643	$1,586	4,101	4,389

Basic and Diluted Shares (Mils.)
Basic shares (Average shares outstanding)	3,814	3,814	3,811	3,811
Net dilutive options and warrants***	59	59	108	108
Dilutive 2016 Convertible Notes	96	96	95	95
Dilutive 2036 Convertible Notes	3	3	3	3
Diluted shares	3,972	3,972	4,017	4,017

EPS (Diluted)	$0.41	$0.40	1.02	1.09

*	Excludes Income / (Loss) attributable to non-controlling interests; special items detailed on page 10
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

***	Net dilutive effect includes approximately 19 million and 60 million dilutive shares for the Third Quarter and First Nine Months of 2012, respectively, representing the net share settlement methodology for the 362 million warrants outstanding as of September 30, 2012

TOTAL COMPANY
INCOME / (LOSS) FROM CONTINUING OPERATIONS

	Third Quarter		First Nine Months
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

North America	$1,550	$2,328	$5,302	$6,471
South America	276	9	753	68
Europe	(306)	(468)	163	(1,021)
Asia Pacific Africa	(43)	45	(9)	(116)
Other Automotive	(138)	(139)	(463)	(408)
Total Automotive (excl. special items)	$1,339	$1,775	$5,746	$4,994
Special items -- Automotive	(98)	83	(431)	(406)
Total Automotive	$1,241	$1,858	$5,315	$4,588
Financial Services	605	388	1,913	1,291
Pre-tax results	$1,846	$2,246	$7,228	$5,879
(Provision for) / Benefit from income taxes	(194)	(613)	(620)	(1,810)
Net income / (loss)	$1,652	$1,633	$6,608	$4,069
Less: Income / (Loss) attributable to non-controlling interests	3	2	10	2
Net income / (loss) attributable to Ford	$1,649	$1,631	$6,598	$4,067

Memo: Excluding special items
Pre-tax results	$1,944	$2,163	$7,659	$6,285
(Provision for) / Benefit from income taxes	(579)	(587)	(2,327)	(1,928)
Less: Income / (Loss) attributable to non-controlling interests	3	2	10	2
After-tax results	$1,362	$1,574	$5,322	$4,355

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TOTAL COMPANY
SPECIAL ITEMS

	Third Quarter		First Nine Months
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Personnel and Dealer-Related Items
Personnel-reduction actions	$(81)	$(23)	$(213)	$(313)
Mercury discontinuation / Other dealer actions	(42)	(18)	(104)	(47)
Job Security Benefits / Other	29	5	33	23
Total Personnel and Dealer-Related Items	$(94)	$(36)	$(284)	$(337)

Other Items
AAI consolidation	$-	$136	$-	$136
Loss on sale of two component businesses	-	(1)	-	(174)
Belgium pension	-	-	(104)	-
Trust Preferred redemption	-	-	(60)	-
Other	(4)	(16)	17	(31)
Total Other Items	$(4)	$119	$(147)	$(69)

Total Special Items	$(98)	$83	$(431)	$(406)

Memo:
Special Items impact on earnings per share*	$0.07	$0.01	$0.32	$(0.07)

*	Includes related tax effect on special items and tax special items

AUTOMOTIVE SECTOR
NET INTEREST RECONCILIATION TO GAAP

	Third Quarter		First Nine Months
	2011	2012	2011	2012
	(Mils.)	(Mils.)	(Mils.)	(Mils.)

Interest expense	$(181)	$(198)	$(634)	$(571)
Interest income	101	68	291	220
Subtotal	$(80)	$(130)	$(343)	$(351)

Adjusted for items included / excluded from net interest
Include: Gains / (Losses) on cash equiv. and marketable securities*	(5)	33	17	64
Exclude: Special items	-	-	(2)	-
Other	(16)	(19)	(46)	(55)

Net Interest	$(101)	$(116)	$(374)	$(342)

*	Excludes mark-to-market adjustments of our investment in Mazda

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AUTOMOTIVE SECTOR
GROSS CASH RECONCILIATION TO GAAP

	2011		2012
	Sep. 30	Dec. 31	Mar. 31	June 30	Sep. 30
	(Bils.)	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash and cash equivalents	$8.1	$7.9	$7.3	$7.2	$6.2
Marketable securities	12.7	15.0	15.8	16.6	17.9
Total cash and marketable securities	$20.8	$22.9	$23.1	$23.8	$24.1

Securities in transit*	-	-	(0.1)	(0.1)	-
Gross cash	$20.8	$22.9	$23.0	$23.7	$24.1

*	The purchase or sale of marketable securities for which the cash settlement was not made by period end and for which there was a payable or receivable recorded on the balance sheet at period end

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP

	Third Quarter		First Nine Months
	2011	2012	2011	2012
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash flows from operating activities of continuing operations	$1.1	$1.4	$6.8	$4.1

Items included in operating-related cash flows
Capital expenditures	(1.1)	(1.3)	(3.1)	(3.6)
Proceeds from the exercise of stock options	-	-	0.1	-
Net cash flows from non-designated derivatives	-	(0.3)	0.1	(0.6)

Items not included in operating-related cash flows
Cash impact of Job Security Benefits and personnel-reduction actions	0.1	-	0.2	0.3
Pension contributions	0.2	0.6	1.0	2.5
Tax refunds and tax payments from affiliates	-	-	(0.4)	(0.1)
Settlement of outstanding obligation with affiliates	-	-	-	(0.3)
Other	0.1	0.3	0.2	0.1
Operating-related cash flows	$0.4	$0.7	$4.9	$2.4

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